Exhibit 10.7

Summary of BSA Terms and Conditions
Similar to share options, non-employee warrants (“BSAs”) entitle the holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our board of directors, which exercise price must be at least equal to the average closing price of the ordinary shares for the twenty trading days preceding the grant date of the BSAs. In addition to any exercise price payable by a holder upon the exercise of any non-employee warrant, non-employee warrants need to be subscribed for at a price at least equal to ten percent (10%) of the exercise price of the underlying ordinary shares, which subscription price is meant to reflect at least the fair market value of the applicable warrants on the date of grant. The limit on the size of the non-employee warrant pool is determined by our shareholders.
Administration. Pursuant to delegations granted at our annual shareholders’ meeting, our board of directors determines the recipients, dates of grant and exercise price of non-employee warrants, the number of non-employee warrants to be granted and the terms and conditions of the non-employee warrants, including the period of their exercisability and their vesting schedule. The board of directors has the authority to extend the post-termination exercise period of non-employee warrants after the end of the term of office.
Non-Employee Warrants. Our non-employee warrants granted to independent directors are generally subject to a vesting schedule as follows: 1/4 on the first anniversary of the date of grant and 1/16 to vest at the end of each quarter following the first anniversary for 36 months as from such date. Upon expiration of a director’s term of office, all of the BSAs granted to such director become immediately exercisable, provided that they can only be sold in accordance with the vesting schedule. The term of non-employee warrants is ten years from the date of grant or, in the case of death or disability of the beneficiary during such ten-year period, six months from the death or disability of the beneficiary. Unless a longer period is specified in the notice of grant or otherwise resolved by the board of directors, a non-employee warrant shall remain exercisable for 90 days following a beneficiary’s termination with the Company.
Non-employee warrants may be transferred to any person and may be exercised by their holder at any time subject to vesting and any other grant conditions, as applicable.
Change in Control. Most of our non-employee warrants provide that in the event of a change in control, as defined in the relevant grant documents, unvested warrants will automatically vest in full.